THIRD AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This Third Amendment to Amended and Restated Revolving Credit Agreement (herein, the “Amendment”) is entered into as of July 24, 2020, by and among World Acceptance Corporation (the “Borrower”), Wells Fargo Bank, National Association together with the other financial institutions a party hereto (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent for the Lenders (the “Administrative Agent”).

Preliminary Statements

A.The Borrower, the Lenders, and the Administrative Agent are parties to a certain Amended and Restated Revolving Credit Agreement, dated as of June 7, 2019 (as amended from time to time, the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.
B.The Borrower has requested that the Lenders make certain amendments to the Credit Agreement, and the Lenders are willing to do so under the terms and conditions set forth in this Amendment.

Now Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.Amendments/All Lenders.

Subject to the satisfaction of the conditions precedent set forth in Section 3 below, Borrower, Agent and all Lenders agree that the Credit Agreement shall be and hereby is amended as follows:

1.1The following definitions contained in Section 5.1 of the Credit Agreement (Definitions) shall be amended and restated as follows:

“Advance Rate” means the following percentage based upon the Collateral Performance Indicator as of the end of each month then most recently ended for which monthly reports have been delivered to Agent, pursuant to Section 8.20 of this Agreement:

Collateral Performance Indicator	Advance Rate
Less than or equal to 18%	80%
Greater than 18% but less than or equal to 19%	79%
Greater than 19% but less than or equal to 20%	78%
Greater than 20% but less than or equal to 21%	77%
Greater than 21% but less than or equal to 22%	76%
Greater than 22% but less than or equal to 23%	75%
Greater than 23%	74%

“Applicable Margin” means (a) initially 4.00% per annum and (b) commencing with the Administrative Agent’s receipt of the monthly financial statements and other documentation and reports required pursuant to Section 8.20 of this Agreement for the calendar month ending June 30, 2020 the following percentage as set forth in the matrix below (no downward rate adjustment being permitted if an Event of Default or Default is outstanding):

EBITDA Ratio	Applicable Margin
Greater than 6.0 to 1.0	3.50%
Greater than 5.50 to 1.0 but less than or equal to 6.0 to 1.0	4.00%
Less than or equal to 5.50 to 1.0	4.50%

For purposes of the foregoing (i) the Applicable Margin shall be adjusted monthly in accordance with the matrix above, based upon the Administrative Agent’s receipt of monthly financial statements and other documentation and reports required pursuant to Section 8.20 of this Agreement, and effective the first (1st) day of the month of the delivery of such financial statements and other documentation and reports and (ii) if the Borrower fails to timely deliver the applicable financial statements, documentation and reports or any other Event of Default then exists, then at the Administrative Agent’s option, the Applicable Margin will be increased to the highest rate of interest pursuant to the above matrix, which rate of interest shall continue in effect until the applicable financial statements are delivered. In the event that any financial statement, covenant compliance certificate, documentation and reports delivered pursuant to Section 8.20 of this Agreement is shown to be inaccurate (regardless of whether this Agreement is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then the Borrower shall immediately (i) deliver to the Administrative Agent a corrected covenant compliance certificate for such Applicable Period, (ii) determine the Applicable Margin for such Applicable Period based upon the corrected covenant compliance certificate, and (iii) pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period.

1.2 Section 12.13(ii) of the Credit Agreement (Amendments) shall be amended and restated as follows:

(ii) no amendment or waiver pursuant to this Section shall, unless signed by each Lender, extend the Termination Date, change the provisions of this Section or Sections 2.11 or 2.12, change the provisions of Section 12.7 or any other provision related to the pro-rata sharing of payments, the definition of Defaulting Lender, Defaulting Lender Excess, Defaulting Lender Period, Required Lenders, or the provisions of Section 9.4, release any material guarantor or all or substantially all of the Collateral (except as otherwise provided for in the Loan Documents), affect the number of Lenders required to take any action hereunder or the definition of Advance Rate, Borrowing Base or Eligible Finance Receivables in a manner to provide additional availability to Borrower.

Section 2. Amendments/Required Lenders

Subject to the satisfaction of the conditions precedent set forth in Section 3 below, Borrower, Agent and the Required Lenders agree that the Credit Agreement shall be and hereby is amended as follows:

2.1Section 8.7(a) of the Credit Agreement (Financial Covenants) shall be amended and restated as follows:

(a) The Borrower will at all times keep and maintain Consolidated Net Worth at an amount not less than the Minimum Net Worth. For purposes of this Section, “Minimum Net Worth” shall be $325,000,000 at all times.

2.2Section 8.21 of the Credit Agreement (Restricted Payments) shall be amended and restated as follows:

Section 8.21 Restricted Payments. The Borrower shall not, nor shall it permit any Subsidiary to, declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests (other than dividends payable solely in additional capital stock issued by the Borrower) or purchase any class or series of its capital stock or other equity; provided, however, that the foregoing shall not operate to prevent (a) the making of dividends or distributions by any Subsidiary to the Borrower or to any other Subsidiary, (b) other dividends and distributions made with the prior written consent of the Required Lenders, (c) the Borrower making purchases of any class or series of its capital stock or other equity so long as (i) no Event of Default shall have occurred and be continuing, (ii) immediately following such purchase Excess Availability is equal to or greater than 15% and (iii) the aggregate amount of such purchases do not exceed $50,000,000 from July 24, 2020 through and including March 31, 2021 plus (B) an amount not to exceed 50% of cumulative Consolidated Adjusted Net Income for the period commencing January 1, 2019, and (d) the Borrower making other purchases of any class or series of its capital stock or other equity with the prior written consent of the Required Lenders.

Section 3.  Conditions Precedent.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent (the date on which the following conditions precedent have been satisfied being referred to herein as the “Effective Date”):

3.1The Borrower and the Lenders, shall have executed and delivered this Amendment to the Administrative Agent.

3.2The Restricted Subsidiaries parties to the Subsidiary Guaranty Agreement shall have executed and delivered to the Administrative Agent their consent to this Amendment in the form set forth below.
3.3Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Administrative Agent and its counsel.

Section 4.  Representations.

In order to induce the Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Administrative Agent, the Collateral Agent, and the Lenders that as of the date hereof, (a) the representations and warranties set forth in Section 6 of the Credit Agreement and in the other Loan Documents are and shall be and remain true and correct (except that the representations contained in Section 6.6 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Agent) and (b) the Borrower and the Restricted Subsidiaries are in compliance with the terms and conditions of the Credit Agreement and the other Loan Documents and no Default or Event of Default exists or shall result after giving effect to this Amendment.

Section 5.  Miscellaneous.

5.1Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.
5.2The Borrower heretofore executed and delivered, among other things, the Company Security Agreement and hereby acknowledges and agrees that the security interests and liens created and provided for therein secure the payment and performance of the Obligations under the Credit Agreement as amended hereby, which are entitled to all of the benefits and privileges set forth therein. Without limiting the foregoing, the Borrower acknowledges that the “Secured Indebtedness” as defined in, and secured by the Collateral pursuant to, the Company Security Agreement shall be deemed amended to include all “Obligations” as defined in the Credit Agreement as amended hereby.
5.3The Borrower agrees to pay on demand all reasonable and documented costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment and the other instruments and documents to be executed and delivered in connection herewith, including the fees and expenses of counsel for the Administrative Agent.
5.4This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. This Amendment may be executed by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) an e-mail transmission of a Portable Document Format File (also known as an “PDF” file), faxed, scanned, or photocopied manual signature. Each electronic signature or PDF, faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York (without regard to principles of conflicts of laws).

[Signature Pages to Follow]

This Amendment is entered into as of the date and year first above written.

World Acceptance Corporation

By	________________________________ R. Chad Prashad, President and Chief Executive Officer

Accepted and agreed to:

Wells Fargo Bank, National Association, individually as a Lender and as Administrative Agent and Collateral Agent

By	________________________________
William M. Laird, Senior Vice President

Bank of America, N.A.

By
Name
Title

BANK OF MONTREAL By _______________________________ Name Title

Texas Capital Bank, National Association

By
Name
Title

First Horizon Bank, successor-by-conversion to First Tennessee Bank National Association

By __________________________________
Name Title
BANKUNITED, N.A.

By __________________________________
Name
AXOS BANK

By __________________________________
Name Title

PACIFIC WESTERN BANK

By __________________________________
Name
Title

Acknowledgment and Consent
Each of the undersigned is a Restricted Subsidiary of World Acceptance Corporation who has executed and delivered to the Collateral Agent, the Administrative Agent, and the Lenders the Subsidiary Guaranty Agreement and the Subsidiary Security Agreement. Each of the undersigned hereby acknowledges and consents to the Third Amendment to Amended and Restated Revolving Credit Agreement set forth above (the “Amendment”) and confirms that the Loan Documents executed by it, and all of its obligations thereunder, remain in full force and effect, and that the security interests and liens created and provided for therein continue to secure the payment and performance of the Obligations of the Borrower under the Credit Agreement after giving effect to the Amendment.

Dated as July 24, 2020.

[Signature Page to Acknowledgment and Consent to Follow]

Each of the undersigned acknowledges that the Collateral Agent, the Administrative Agent, and the Lenders are relying on the foregoing in entering into the Amendment.

World Acceptance Corporation of Alabama
World Acceptance Corporation of Missouri
World Finance Company of Georgia, LLC
World Finance Corporation of Louisiana
World Acceptance Corporation of Oklahoma, Inc. WAC of Oklahoma, LP
World Finance Company of South Carolina, LLC WAC of South Carolina, LLC
World Finance Corporation of Tennessee
WFC of South Carolina, Inc.
World Finance Corporation of Illinois
World Finance Corporation of New Mexico
World Finance Company of Kentucky, LLC
World Finance Corporation of Colorado
World Finance Corporation of Wisconsin
WFC Services, Inc.
World Finance Company of Mississippi, LLCWorld Finance Company of Idaho, LLCWorld Finance Company of Utah, LLC World Finance Company of Indiana, LLC

By
R. Chad Prashad, President and Chief Executive Officer

WFC Limited Partnership

By WFC of South Carolina, Inc.,
as sole general partner
By
R. Chad Prashad, President and Chief Executive Officer